Exhibit 10.1

January 11, 2013

Andy Puhala

Houston, TX 77024

Dear Andy:

It has been a pleasure getting to know you over the past several weeks and discussing your qualifications and interest in working for our Company as Chief Financial Officer. Based on our discussions, I am pleased to offer you the position of Senior Vice President and Chief Financial Officer.

The following are the terms of our offer:

1)	COMPANY OF EMPLOYMENT: American Electric Technologies, Inc. (“AETI”).

2)	POSITION AND TITLE: Senior Vice President and Chief Financial Officer.

3)	REPORTING TO: President and Chief Executive Officer. This position also has adjunct reporting relationship to the Audit Committee of the Board of Directors.

4)	CLASSIFICATION: Full-time, Level 1 employee.

5)	GENERAL JOB RESPONSIBILITIES: To provide management and leadership of all company financial operations, accounting and associated administrative functions which include financial operations, controls, and support for the Company business units. Responsibilities also include statutory and regulatory compliance associated with the SEC, NASDAQ, federal, state and local government requirements including related audits and public filings and disclosures. The CFO is also subject to other duties as may be assigned from time to time by the CEO or provided for in the CFO job specification which has been provided to you.

6)	COMPENSATION: The following are the elements of your compensation plan:

a.	Annual Salary: $200,000 paid semi-monthly

b.	Cash Bonus: Eligible for an annual on target cash bonus of $60,000 (30%) based on achievement of mutually agreed upon objectives which would incorporate company focuses such as financial performance, customer satisfaction and safety. This bonus is uncapped. This bonus is prorated for 2013 based on your employment starting date. The cash bonus is paid in Q1 2014. You must be employed by the Company at that time to receive any bonus.

c.	Annual Equity Bonus: In addition to the cash bonus, you are also eligible for an annual equity bonus of 14,000 Restricted Stock Units (RSU) which at today’s day have a value of approximately $70,000. As is the case of the cash bonus, this equity bonus is uncapped. Twenty percent (20%) of the RSU bonus is guaranteed. The remaining 80% is variable based on the same mutually agreed upon objectives as the annual variable cash bonus described above. The RSU bonus is prorated for 2013 based on your employment start date. The RSU bonus is subject to a four year (4) vesting schedule (see plan attached). The RSU bonus is subject to approval by the Compensation Committee of the AETI Board of Directors. The RSU bonus price is set at grant time according to the Company’s equity plan.

d.	COMPANY BENEFITS: Upon meeting eligibility requirements, you will be offered the standard Company employee benefits which include medical insurance, 401(k) retirement program, Employee Stock Purchase Plan, and mobile telephone reimbursement policy according to the terms of the current Company policies and procedures.

e.	VACATION: You will be eligible for three (3) weeks of vacation per year. Vacation time shall be taken within the one calendar year from the time it is earned. Our Company policy does not permit carry-overs or buy outs of unused vacation time.

f.	SPECIAL SEVERANCE: In the event you are terminated for other than cause or disability, or in the event there is a change of control/acquisition resulting in your termination, a substantial reduction of your responsibilities, or necessitating commuting outside of the Greater Houston area, i.e., excessive travel distance, AETI agrees to provide you a severance package equal to up to six (6) months of your then current base salary and will reimburse your COBRA medical insurance costs, if elected, for you and your family for up to six (6) months. Such severance and reimbursement will be paid on a monthly basis and ceases upon your commencement of other employment.

g.	CONFIDENTIALTY: You are required to keep confidential all compensation matters.

7)	SUBSTANCE ABUSE TESTING AND PHYSICAL EXAMINATION: All applicants are required to undergo Substance Abuse Screening and Physical examination prior to commencement of work with the company. Failure to pass the substance abuse screening or physical examination will result in the withdrawal of the employment offer.

8)	EVALUATION PERIOD: All employees are subject to successfully completing an initial ninety-day (90) evaluation period during which your performance will be evaluated.

9)	EMPLOYMENT-AT-WILL: All employment with the Company is employment at-will. Consequently you have the right to terminate your employment at any time for any reason, and the Company retains the same right. Your tenure in this position is dependent upon your individual performance as well as other factors such as business conditions.

10)	IMMIGRATION REFORM AND CONTROL ACT: The Immigration Reform and Control Act of 1986 requires all employers to hire only American citizens and resident aliens who are authorized to work in the United States. Therefore the Company will verify your eligibility for employment. A list of acceptable documents needed for presentation on the first day of employment can be found in your new hire documents. If you do not have any of these required documents, you must give evidence of having applied for them in order to satisfy the terms of the Act. Without the aforementioned documents the Company cannot permit you to begin your employment.

Andy, I look forward to having you as a key member of the team and to building our business together. If you accept these terms, please sign and date two copies of this letter and return one signed a copy to me to consummate your employment with the company.

Sincerely,

/s/ Charles Dauber
Charles Dauber
President and Chief Executive Officer American Electric Technologies, Inc.

I agree to employment by AETI on the foregoing terms.

/s/ Andrew L. Puhala	1/11/13
Andrew L. Puhala	Date

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